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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-A/A

                                 AMENDMENT NO. 1

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934



                       LIGAND PHARMACEUTICALS INCORPORATED
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

            Delaware                                          77-0160744
    (STATE OF INCORPORATION                                (I.R.S. EMPLOYER
        OR ORGANIZATION)                                  IDENTIFICATION NO.)

10275 Science Center Drive                                      92121
San Diego, California                                        (ZIP CODE)
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)
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If this form relates to the                     If this form relates to the
registration of a class of securities           registration of a class of
pursuant to Section 12(b) of the                securities pursuant to Section
Exchange Act and is effective                   12(g) of the Exchange Act and is
pursuant to General Instruction A(c)            to become effective pursuant to
please check the following box.  [ ]            General Instruction A(d) please
                                                check the following box.  [ ]

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

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
            TITLE OF EACH                              NAME OF EACH EXCHANGE ON
           CLASS TO BE SO                             WHICH EACH CLASS IS TO BE
             REGISTERED                                       REGISTERED
           Not Applicable                                   Not Applicable
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SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:


                         PREFERRED SHARE PURCHASE RIGHTS
                                (TITLE OF CLASS)

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               The undersigned hereby amends Items 1 and 2 of its Registration
Statement on Form 8-A, dated September 30, 1996 (the "Registration Statement"), as set forth below.

ITEM 1.        Description of Registrant's Securities to be Registered.

               The Board of Directors of Ligand Pharmaceuticals Incorporated, a
Delaware corporation (the "Company"), approved an amendment (the "Amendment"), dated as of November 9, 1998, to the Preferred Shares Rights Agreement, dated as of September 13, 1996, by and between the Company and ChaseMellon Shareholder
Services, L.L.C. (the successor rights agent to Wells Fargo Bank N.A.), as
Rights Agent (the "Rights Agreement"). All capitalized terms used below and not defined herein have the meanings given them in the Rights Agreement.

               The Amendment provides that neither Elan Corporation, plc, a public limited company organized under the laws of Ireland ("Elan"), nor Elan
International Services, Ltd., a Bermuda corporation ("EIS"), nor any affiliates of Elan or EIS shall be deemed to be an Acquiring Person by virtue of (i) their beneficial ownership on or before November 9, 2005 of an aggregate of up to twenty-five percent (25%) of the outstanding capital stock of the Company on a fully diluted basis or (ii) their beneficial ownership after November 9, 2005 of a percentage of the then outstanding Common Shares, equal to the percentage of the then outstanding Common Shares of the Company beneficially owned by Elan, EIS and their respective Affiliates on November 9, 2005, to the extent their beneficial ownership exceeds 20% on such date. In determining whether Elan, EIS or any of their respective Affiliates shall be deemed to be an Acquiring Person, shares of Common Stock that are beneficially owned by such Person and acquired pursuant to the Securities Purchase Agreement, entered into as of November 6, 1998, between the Company, Elan and EIS, as it may be amended or supplemented from time to time (the "Securities Purchase Agreement"), the Development, Licence and Supply Agreement, entered into as of November 9, 1998, between the Company and Elan, as it may be amended or supplemented from time to time (the
"License Agreement") and the Stock Purchase Agreement entered into as of September 30, 1998, between the Company and EIS, as it may be amended or supplemented from time to time (the "Stock Purchase Agreement" and collectively with the Securities Purchase Agreement and the License Agreement, the "Elan
Agreements"), or upon conversion of the Company's Zero Coupon Convertible Senior
Notes due 2008 (the "Notes"), or which are beneficially owned as a result of the ownership of the Notes shall not be counted unless Elan, EIS or their respective
Affiliates shall beneficially own additional Shares of Common Stock that are acquired other than pursuant to the Elan Agreements or the Notes.

               The foregoing description of the Amendment is qualified in its entirety by reference to the full text of the Amendment, which is filed as
Exhibit 99.1 hereto and is incorporated herein by reference.

ITEM 2.        Exhibits.

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
EXHIBIT
NUMBER         DESCRIPTION
------         -----------
99.1           Amendment, dated as of November 9, 1998, between Ligand
               Pharmaceuticals Incorporated and ChaseMellon Shareholder
               Services, L.L.C., as Rights Agent.
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                                    SIGNATURE

               Pursuant to the requirements of Section 12 of the Securities
Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        LIGAND PHARMACEUTICALS INCORPORATED


                                        Date:  November 10, 1998
                                              ----------------------------------


                                        By:   /s/ Paul V. Maier
                                              ----------------------------------
                                              Paul V. Maier, Senior Vice
                                              President, Chief Financial Officer

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                                  EXHIBIT INDEX



EXHIBIT
NUMBER        DESCRIPTION
------        -----------
99.1          Amendment, dated as of November 9, 1998, between Ligand
              Pharmaceuticals Incorporated and ChaseMellon Shareholder
              Services, L.L.C., as Rights Agent.
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